UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Levy, Alan L.
   Viatel, Inc.
   685 Third Avenue
   New York, NY  10017
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   12/08/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Operating Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|(1)      |10/31/06 |Common Stock           |739,708(2|$5.42     |D            |--                         |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (R|(1)      |05/05/09 |Common Stock           |115,700(2|$22.47    |D            |--                         |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (R|(1)      |05/05/11 |Common Stock           |115,700(2|$22.47    |D            |--                         |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (R|(1)      |05/05/12 |Common Stock           |115,700(2|$33.71    |D            |--                         |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (R|(1)      |05/05/13 |Common Stock           |115,700(2|$44.94    |D            |--                         |
ight to buy)            |         |         |                       |)        |          |             |                           |
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Employee Stock Option (R|(1)      |10/31/06 |Common Stock           |184,927  |$5.42     |I            |Levy Investment Partners, L|
ight to buy)            |         |         |                       |         |          |             |.P.                        |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) All of these stock options became exercisable as a result of Viatel, Inc.'s acquisition of Destia Communications, Inc.
(2) Represents options originally granted to Mr. Levy by Destia Communications, Inc., which now represent options to acquire Viatel, Inc. common stock as a result of Viatel, Inc.'s acquisition of Destia Communications, Inc. SIGNATURE OF REPORTING PERSON
/s/ Alan Levy
DATE
December  20, 1999